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                                                                       EXHIBIT 8

                            [FORM OF TAX OPINION]


SQUIRE, SANDERS & DEMPSEY
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004
Telephone: 602-528-4000
FAX: 602-253-8129


Zila, Inc.                            Bio-Dental Technologies Corporation
5227 North 7th Street                 and Its Shareholders
Phoenix, Arizona  85014               11291 Sunrise Park Drive
                                      Rancho Cordova, California  95742


        Re:  Merger of Zila Merger Corporation with and into
             Bio-Dental Technologies Corporation

Gentlemen:

        Pursuant to section 6.3(e) of the Merger Agreement dated August 8, 1996, by and among Zila, Inc. ("Zila"), Zila Merger Corporation, a newly formed and wholly owned subsidiary of Zila ("Merger Sub"), and Bio-Dental Technologies Corporation ("Bio-Dental") (the "Merger Agreement"), our opinion has been requested with respect to certain of the federal income tax consequences of the merger of Merger Sub with and into Bio-Dental (the "Merger"). Under the terms of the Merger Agreement, the shareholders of Bio-Dental will receive shares of Zila voting common stock.

                              Documents Examined

        In connection with the rendering of our opinion, we have examined the following:

        1.      The Merger Agreement;

        2. The Registration Statement on Form S-4 under the Securities Act of 1933 filed by Zila with respect to the Zila common stock to be issued in connection with the Merger (the "Registration Statement");

        3. The Representation Certificates of Zila, Merger Sub, Bio-Dental, and certain shareholders of Bio-Dental; and

        4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.
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        In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                             Factual Assumptions

        In rendering this opinion, we have made the following assumptions as to factual matters.

        1. The representations and warranties of the parties contained in the documents listed in the section entitled Documents Examined that may be deemed material to this opinion are all true in all material respects as of the date hereof;

        2. The representations as to factual matters of Bio-Dental, Merger Sub, and Zila contained in one or more Representation Certificates are all true in all material respects as of the date hereof;

        3. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

        4. The Merger will qualify as a merger under applicable state corporation law.

                            Limitations on Opinion

        The following limitations apply with respect to this opinion:

        1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury
Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively.  No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing.
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        2.      We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

        3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                   Opinion

        Based upon and subject to the foregoing, it is our opinion that:

        1. The merger of Merger Sub with and into Bio-Dental will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        2. No gain or loss will be recognized by Zila or Bio-Dental as a consequence of the Merger.

        3. No gain or loss will be recognized by the shareholders of Bio-Dental on the exchange of their shares of Bio-Dental common stock for any shares of Zila common stock (except for any gain or loss attributable to any cash received pursuant to the exercise of statutory dissenters' rights).

        4. The federal income tax basis of the Zila common stock received by the shareholders of Bio-Dental for their shares of Bio-Dental common stock will be the same as the federal income tax basis of the Bio-Dental common stock surrendered in exchange therefor.

        5. The holding period for the Zila common stock received by the shareholders of Bio-Dental in exchange for their shares of Bio-Dental common stock will include the period for which the Bio-Dental common stock exchanged therefor was held, provided that the exchanged Bio-Dental common stock was held as a capital asset by such shareholder on the date of the exchange.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Respectfully submitted,

                           SQUIRE, SANDERS & DEMPSEY